Exhibit (a)(1)(D)

Offer to Purchase for Cash
959,837 Ordinary Shares
of
OPTIBASE LTD.
at
$11.20 PER SHARE
by
THE CAPRI FAMILY FOUNDATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK
TIME, AND 5:00 P.M., ISRAEL TIME, ON DECEMBER 30, 2021, UNLESS THE OFFER IS
EXTENDED.

December 1, 2021

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by The Capri Family Foundation (the “Purchaser”), to act as Information Agent in connection with the Purchaser’s offer to purchase 959,837 ordinary shares, par value NIS 0.65 per share (the “Shares”) of Optibase Ltd. (“Optibase”), not already owned by the bidder group, at a price of $11.20 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms of, and subject to the conditions to, the Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal. Terms used herein but not otherwise defined herein have the definitions ascribed thereto in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible. Please note that the Offer expires at 10:00 a.m., New York time, and 5:00 p.m., Israel time on December 30, 2021 (the “Expiration Date”), unless the Offer is extended.

Your attention is directed to the following:

1.          The offer price is $11.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

2.          The Purchaser has obtained an approval from the Israel Tax Authority (the “ITA”) with respect to the Israeli withholding tax rates applicable to shareholders as a result of the sale of Shares in the Offer. The approval provides, among other things, that (1) shareholders who meet the following criteria will not be subject to Israeli withholding tax: (a) they acquired their Shares after Optibase’s initial public offering in the United States on Nasdaq in 1999; (b) they do not hold their Shares through an Israeli broker or Israeli financial institution; (c) they are the beneficial owner (directly or indirectly) of less than 5% of the outstanding Shares; (d) they certify that they are not, and at the date of purchase of their Shares were not Israeli residents, as set forth in the Declaration Form; (e) with respect to shareholders who are individuals, they timely provide a copy of their passport; and (f) with respect to shareholders that shall receive an aggregate payment in the Offer that is in an amount in excess of US$100,000, they timely submit a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence; (2) payments to tendering shareholders hold their Shares through an Israeli broker or Israeli financial institution will be made by the Purchaser without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law, and (3) shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the Offer, unless such shareholders obtain a tax withholding certificate from the ITA, all as prescribed by Israeli tax law. Accordingly, if your client determines to tender his or her or its Shares in the Offer, you should also request instructions as to whether he or she or it is eligible for (i) an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”) and submitting the accompanying documents (to the extent applicable to your client) or (ii) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate and intend to provide a valid tax certificate issued by the Israel Tax Authority.

In general, if your client(s) certifies, by completing the Declaration Form, that it is (1) (A) NOT and at the date of purchase of its Shares was not a “resident of Israel” for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”), and if your client is a (i) corporation, Israeli residents are NOT “controlling shareholders” of such corporation within the meaning of Section 68A of the Ordinance (i.e., that Israeli residents do not hold, directly or indirectly, 25.0% or more of the means to control such corporation) and Israeli residents are NOT the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) partnership that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership, all as set forth in the Declaration Form, (B) it acquired its Shares after Optibase’s initial public offering in the United States on Nasdaq in 1999, and (C) is the owner (directly or indirectly) of less than 5% of the outstanding Shares, provided that (i) if your client is an individual, it timely provides a copy of its passport; and (ii) if your client shall receive an aggregate payment in the Offer that is in an amount in excess of US$100,000, it timely submits a valid certificate of residency for tax purposes issued by the applicable tax authority of its country of residence, or (2) a bank, broker or financial institution resident in Israel that (A) is holding the Shares solely on behalf of its beneficial shareholder(s) (so-called “street name” holders), and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by it to its beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer (an “Eligible Israeli Broker”), your client is eligible for an exemption from Israeli withholding tax. See Sections 10 and 13 of the Offer to Purchase.

With respect to U.S. backup withholding taxes, see Section 13 of the Offer to Purchase.

The Purchaser, with the assistance of the U.S. Depositary and the Depository Trust Company (“DTC”), has established a procedure whereby, if (and only as long as you may tender the Shares on behalf of your clients pursuant to the Offer) you tender Shares in the Offer through DTC, you will be able to classify, electronically, the Shares into the following categories: (1) Shares that are tendered on behalf of your clients who certified to you, by completing the Declaration Form and providing the accompanying documents (to the extent applicable), that they are eligible for an exemption from Israeli withholding tax (“Category One Shares”), and (2) Shares that are tendered on behalf of your clients who are not eligible for such exemption (“Category Two Shares”).

        By so classifying, through such DTC system, you will be deemed to certify to the U.S. Depositary and to the Purchaser that based on a careful review of the Declaration Forms and accompanying documents (to the extent applicable) received by you, the Shares that you classified as Category One Shares, are held by non-Israeli residents who provided the accompanying documents (to the extent applicable) and/or Eligible Israeli Broker(s). In addition, in order to confirm your eligibility to make such certification for Category One Shares, you must provide copies of such Declaration Forms and accompanying documents (to the extent applicable) as well as any additional information to the Information Agent (via e-mail and utilizing the specialized e-mail address at the end of this notice) that you will be requested to provide in connection therewith. You are reminded that the ITA may have the right to audit the Declaration Forms and accompanying documents (to the extent applicable), and if you refuse, Israeli withholding tax may be imposed. If you fail to meet the deadlines for tendering Shares in the Offer, make untimely classifications or make incorrect classifications, you will be required to claim any withholding tax directly from the ITA (by filing an Israeli income tax return). Alternatively, with respect to Category Two Shares, you may receive together with the Letter of Transmittal or Declaration Form certificates of exemption from Israeli withholding or reduced withholding. In such event, you must provide copies of such certificates to the Information Agent at its address set forth on the back of the Offer to Purchase. NOTE: A CLIENT OF YOURS THAT IS AN ELIGIBLE ISRAELI BROKER MAY COMPLETE THE DECLARATION FORM IF IT IS HOLDING THE SHARES SOLELY ON BEHALF OF ITS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

3.          The bidder group, of which the Purchaser is a part, currently owns 4,256,419 Shares, representing approximately 81.7% of the issued and outstanding Shares. The Purchaser is offering to purchase all of the outstanding Shares not owned by the bidder group. Please see Section 9 of the Offer to Purchase.

4.          Shareholders may tender their Shares until 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Expiration Date, unless the Offer is extended.

5.          Following the Expiration Date, in accordance with applicable law, the Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser. Promptly following the Expiration Date, the Purchaser will announce the results of the Offer.

6.          The Offer conditioned on the tender of a minimum number of Shares and the Purchaser will not waive this condition. The Offer is subject to additional customary conditions specified in the Offer to Purchase. The Offer is not conditioned on the availability of financing or the approval of the board of directors of Optibase. Please see Section 19 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waivable by the Purchaser.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.          Offer to Purchase;

2.          Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.          A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

4.          Notice of Guaranteed Delivery;

5.          Declaration Form (“Declaration of Status of Israeli Income Tax Purposes”); and

6.          Return envelope addressed to American Stock Transfer & Trust Company, as U.S. Depositary.

Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Depositary of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer of the Shares into the U.S. Depositary’s account at the DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as described in the Offer to Purchase) and (3) any other required documents.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer (other than to the U.S. Depositary, Information Agent and its Israeli counsel). However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will NOT pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours, D.F.King & Co., Inc.

ENCLOSURES.

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the offer is:

D.F King & Co., Inc.
48 Wall Street
New York, NY 10005
Shareholders may call toll-free: (800) 829-6554
Banks and Broker may call: (212) 269 - 5550
Email: optibase@dfking.com

Copies of the Declaration forms and accompanying documents (to the extent applicable) as well as any additional information that may be required should be sent to the following e-mail address:
optibase@dfking.com